Issuer Free Writing Prospectus dated November 16, 2021
Filed Pursuant to Rule 433
Registration No. 333-255424

FUND ASSET OVERVIEWS

November 2021

Market: Sarasota

1900 Fruitville Road, Sarasota, Florida




1900 Fruitville Rd, Sarasota, FL 34236
Washington Blvd
Breakfast House
Dunkin'
Bob's Train
Brant's Used Books
Fruitville Rd
Regal Hollywood - Sarasota
Main St
N Osprey Ave
S Osprey Ave
Sarasota Lanes
7-Eleven
Five-O Donut
Shamrock Pub
Checkers
Ringling Blvd
Sarasota County Tax Collector
Department of Health in Sarasota County
Indigenous
Lyra Sarasota Apartments
5th St
4th St
2nd St
1st St
Google

1900 Fruitville is a 1.205-acre site, consisting of an approximately 18,000+ sq. ft retail building and parking lot located in downtown Sarasota, Florida. We anticipate that the existing retail building will be demolished and replaced with a new retail or mixed-use building, located on the east portion of the site, and parking.

1900 Fruitville was a strategic acquisition to complement the development of 1991 Main, our approximately 418-unit luxury apartment building located along Main Street in downtown Sarasota, Florida.

Market: Sarasota

1700 Main Street, Sarasota, Florida




1710 Main St,
Sarasota, FL 34236
Main St
N Osprey Ave
S Osprey Ave
S Orange Ave
Pine Pl
Indian Pl
Bamboo Ln
Ringling Blvd
1st St
State St
Links Ave
Golf St
Synovus Bank
Courtesy Cleaners
First Sarasota
IL Panificio Pizzeria
SunTrust
BB&T
Broad Reach Wealth Management
Jeremy St Croix - Ameriprise Financial...
Wells Fargo Bank
La Mucca Ballerina
FBCH + One More Child Orphan Care Ministry
Flavio's on Main
1592 | Wood Fired Kitchen & Cocktails
Apartment 12 Hair Studio
Oddity Tattoo Studio & Gallery
Chevron
Main Street Automotive
Cadence Bank - Sarasota Branch
Rivolta Group
United States Postal Service
Strategic Financial Integration, LLC
Frontier Communications Retail Store
Centennial Bank
Stearns Bank NA - Sarasota
Links Garage
PNC Bank
SVN Commercial Advisory Group
Eternal Reefs
Jimmy Johns
OsteoStrong
Western Union
CENTURY 21 Beggins Enterprises
G-Force Graphic Wraps
The Bank of Tampa
Lawrence M Hankin Pa
Linda M. Driggs, REALTOR®: Michael...

1700 Main, located on Main Street between Pine Street and Indian Street in downtown Sarasota, Florida, will be redeveloped into an approximately 160+ apartment home community. 1700 Main will feature one, ten-story building with approximately 7,000 sq.ft. of retail space on the first level.

1700 Main will offer one-, two- and three-bedroom apartments. Of the approximately 160+ apartments, the front four top floor units facing Main Street will step back from the building facade and feature 18 ft ceilings with additional living space upstairs, in townhome-style penthouse units. We anticipate the building will have a fourth-floor amenity space with a clubroom, fitness center and a south facing courtyard with swimming pool and rooftop terrace. The new building will wrap around an existing office building located at 1718 Main Street, which we also own.

1700 Main is located on 1.3 acres along Main Street in downtown Sarasota. Less than one mile from Route 41 and five miles from Interstate 75. 1700 Main backs up to Bamboo Lane, an East-West road linking Pine Place and Indian Place. 1700 Main is approximately 3/4 of a mile inland from the coast. Shopping, dining, and arts are within steps of 1700 Main.

Market: Sarasota

1718 Main Street, Sarasota, Florida



1718 Main is an approximately 19,000 sq.ft., three-story office building located in the middle of the block along Main Street in downtown Sarasota, Florida. The ground floor of 1718 Main is currently leased to a regional bank, and we anticipate the second and third floors will undergo renovations to the common areas. A large parking lot behind the 1718 Main currently accommodates parking for tenants and guests.


Children's Garden
The Salvation Army Sarasota County
10th St
Sarasota Military Academy
The District at Rosemary Apartments
La Primavera Supermarket &...
Gyros & Seafood Express
Popeyes Louisiana Kitchen
N Osprey Ave
Central Ave
Speedway
Boulevard of the Arts
Juicy Seafood Sarasota
Station 400
Dunkin
Breakfast House
Fruitville Rd
Staples
Bank of America (with Drive-thru ATM)
FushiPoke
Sarasota Farmers Market
First Sarasota
Main St
1718 Main St, Sarasota, FL 34236
Regal Hollywood - Sarasota
Things To Do In Sarasota
Brick's Smoked Meats
United States Postal Service
Checkers
Five-0 Donut
Sarasota County Tax Collector
Indigenous
Aloft Sarasota
The UPS Store
Payne Park
S Orange Ave
Washington Blvd
S Osprey Ave
Owens Fish Camp
The Exchange Inc
Fresh Start Cafe Breakfast & Lunch
Fleet Feet Sarasota
Sarasota Ford
Google

Our 1700 Main Street development, an approximately 160+ apartment home community, will wrap around 1718 Main once construction on 1700 Main is complete. We anticipate taking the development rights from 1718 Main and adding them to 1700 Main. We also anticipate tenants and guests of 1718 Main sharing parking with 1700 Main in a new approximately 360 space parking garage.

Market: Sarasota

1701 Ringling Boulevard, Sarasota, Florida



1701 Ringling is an existing, six-story, approximately 80,000 sq.ft. office building, formerly owned by Frontier Communications Corporation. 1701 Ringling is located between Main Street and Ringling Boulevard, two primary roads, in downtown in Sarasota, Florida. We acquired 1701 Ringling for the purpose of adding its development rights to 1700 Main Street as well as for improving the overall neighborhood.


1701 Ringling Blvd, Sarasota, FL 34236
Main St
Ringling Blvd
State St
1st St
2nd St
Cross St
Morrill St
Golf St
Adelia Ave
Kings Ct
Pine Pl
Rawls Ave
S Osprey
Hawkins Ct
Catholic Church
BOLD Lofts Sarasota
Coldwell Banker Commercial Services...
Bank of America (with Drive-thru ATM)
SoFresh
Takeout · Delivery
Whole Foods Market
Takeout · Delivery
FushiPoke
Takeout · Delivery
BB&T
Sabal Trust Company
Main Street Shoe Repair
Wells Fargo Bank
Regal Hollywood - Sarasota
Farmers Market
First Sarasota
IL Panificio Pizzeria
Takeout · Delivery
The Gator Club
Lila
Takeout
Main St
Major artery with retail & dining
Flavio's on Main
Takeout · Delivery
Chevron
Rafferty's Bar and
Next-Mark
Cadence Bank - Sarasota Branch
United States Postal Service
Brick's Smoked Meats
Takeout · Delivery
PNC Bank
Frontier Communications Retail Store
Northern Trust
Florida Cancer Specialists & Research...
Jimmy John's
Takeout · Delivery
Sarasota County Administration Building
MO Harris Bank ATM
Coastal Coin Company
Coin dealer
Indigenous
Takeout
Aloft Sarasota
4.3 ★ (880)
3-star hotel
Sarasota Housing Authority
d. cole hair design
The Bullet Hole
Gun shop
J Wood Realty
Truly Forever Bridal Sarasota
Bridal shop
Downtown Sarasota Historic District
Dragon Headz Smoke & Vape Shop
Tobacco shop
Savoy On Palm

We anticipate renovations on 1701 Ringling will include the creation of a tall, glass front lobby area, the conversion of the freight elevator into a stylish, oversized passenger elevator, and the reinstallation of windows in the facade. Frontier Communications has leased back 1/3 of the first floor, half of the second floor and the entire third and fourth floors along with utility closets and roof top space. We anticipate that the unleased spaces will be leased as renovations progress. 1701 Ringling currently has 15 onsite parking spaces and 75 offsite parking spaces, located one block from the office building. We anticipate the offsite parking will be renovated into approximately 100 parking spaces.

Market: St. Petersburg

1000 First Avenue North, St. Petersburg, Florida




Burlington Ave N
St. Petersburg Health dept
Greenview Manor
Burlington Tower
Extra Space Storage
2nd Ave N
Radius Church
11 Chicks Yummy Creations
Takeout · Delivery
St. Petersburg Police Department
Arlington Ave N
The Bends
Gadget Fix St Pete
Green Bench Brewing Company
Delivery
1st Ave N
Poppo's Taqueria
Takeout · Delivery
Sunoco
Brooklyn South
Hawkers Asian Street Food
Order DoorDash
Karma
Free Delivery on 1st Order
Buya Ramen
Takeout · Delivery
Ferg's Sports Bar & Grill
Takeout · Delivery
13th St S
The Cake Drip St. Pete
Reserve on OpenTable
930 Central Flats
Hearing Office
Publix Super Ma at 700 Central
Delivery
1st Ave S
Pinellas Trail
Lot 5
10th St S
U-Haul Moving & Storage at Tropicana...
SP+ Parking
Lot 6
2nd Ave S
Lot 8
UPC Insurance

The Towers at 1000 First Avenue North are located at 902-1020 First Avenue North in downtown St Petersburg, Florida. We acquired six contiguous parcels, comprising 1.6-acres of land, which we anticipate developing into an approximately 260 apartment home community. We anticipate the Towers will consist of two towers connected on the first four levels by an approximately 408 space, 21,000 sq.ft. parking garage. The Towers will offer approximately 17,000 sq.ft. of retail and restaurant space along First Avenue North and Baum Street. The Towers received local approvals in May 2021 and we currently anticipate that construction will commence in 2022.

The Towers will offer a mix of studio, one-, two- and three-bedroom apartments on floors five through fifteen. We anticipate amenities, including a community room, fitness room and center courtyard with a pool, outdoor kitchen and seating, will be located on the 5th floor between the two towers We anticipate a roof top terrace, on the 15th floor, will include an interior clubroom and outdoor living space. A pocket park is planned at the corner of Baum Street and Martin Luther King, Jr. Street and will pay homage to the former Shirley Ann Hotel which once operated where The Towers will be constructed. This homage will represent the scale and original design of the hotel in both facade recreation and shade structure. St. Petersburg residents will be able to pass through the facade into the park or grab a seat in the shade on the low walls at its base.

Market: St. Petersburg

900 First Avenue North, St. Petersburg, Florida



900 First is a retail building with approximately 7,400 rentable sq.ft. in downtown St Petersburg, Florida. 900 First was acquired “as is” and we currently anticipate that it will remain a commercial building with the two existing tenants in place.

A total of approximately 40 residential development rights were transferred from 900 First to our Towers development. We also believe the tenants at 900 First will act as an amenity to the multifamily residents at our Towers development.


St. Petka Bulgarian Eastern Orthodox Church
Eleko Gallery
Commercial Partners Realty, Inc
Tomlinson Adult Learning Center
Florida Department of Health in Pinellas County
Planet Retro Records
Burlington Ave N
Greenview Manor
Burlington Tower
St. Petersburg Health dept
11 Chicks Yummy Creations
Radius Church
2nd Ave N
Arlington Ave N
The Bends
Gadget Fix St Pete
Green Bench Brewing Company
1st Ave N
900 1st Ave N, St. Petersburg, FL 33705
Poppo's Taqueria
Karma
Buya Ramen
The Cake Drip St. Pete
930 Central Flats
Hearing Office
Publix Super Market at 700 Central
1st Ave S
Pinellas Trail
U-Haul Moving & Storage at Tropicana...
SP+ Parking
Lot 6
Lot 8
UPC Insurance
2nd Ave S
3rd Ave S
The Wayland by Common
St. Petersburg Kidney Center

Market: Nashville

900 Eighth Avenue, Nashville, Tennessee





900 Eighth is an eight-story apartment building, that will feature approximately 265 apartments and approximately 10,700 sq.ft. of retail space in central Nashville, Tennessee. The new apartments will be steps away from The Gulch and Downtown neighborhoods and Music Row. Shopping, dining, and entertainment are conveniently nearby.

900 Eighth is located at the interchange of I-65 and I-40, with easy access to areas outside of Nashville. We anticipate that 900 Eighth will include studio, one-, two- and three-bedroom apartments. We anticipate that the top floor of all apartments will be mezzanine penthouses featuring living space and a large outdoor private terrace. An approximately 355 space parking garage will be constructed on the first two levels, with six stories of apartments above.

We anticipate 900 Eight's amenities to include a third-floor fitness center with yoga studio and third floor courtyard with pool, outdoor kitchen and living area. We anticipate roof top amenities to include a game room, clubroom that flows to an outdoor living area, sound studio and outdoor stage for performances with soft seating.

Market: Nashville

Nashville No. 2, Nashville, Tennessee

(Rendering and Map Omitted)

We anticipate that Nashville No. 2 will feature an approximately 410+ apartment home community in two, six-story buildings. Nashville No. 2 is located in an emerging area of Nashville and features riverfront living and easy access to amenities, offices and downtown Nashville. Nashville No. 2 is located less than 3 miles from the new Oracle campus and the proposed Major League Baseball Stadium. We anticipate developing Nashville No. 2 into a combination of one-, two- and three-bedroom apartment homes which will be featured along with penthouse mezzanines with private terraces at all top floor apartments. Parking will be offered in a two-level podium garage under the apartments along with limited surface parking.

We anticipate that Nashville No. 2 will feature an outdoor, heated, saltwater swimming pool and additional amenities such as a fitness center, game room and co-working spaces.

Market: Mansfield

Storrs Road Mansfield, Connecticut


Tony's Garage
Storrs Rd
RT-195 Storrs Road
1875
8.14.7
2.93 AC
635'
700'
8.14.8
9 Acres
433'
1,118'
110'
8.14.9
4.6 AC
Cedar Swamp Rd
8.15.1-4
1.71 AC
102
107
97
8.14.10
1.1 AC


MERROW
Industrial Tract
Hillside Environmental Education Park
UConn Forest
Horsebarn Hill
UConn Dairy Bar
University of Connecticut - Depot Campus
Spring Manor Tract
STORRS
UConn Storrs Library
Storrs Tract
North Eagleville Tract
Storrs Commons
Google

Storrs Road is an approximately 9-acre site located 2.7 miles from the University of Connecticut. We anticipate that Storrs Road will be a future multifamily development.

PROPERTIES UNDER CONTRACT

Market: St. Petersburg

901-909 Central Avenue, St. Petersburg, Florida


905


Booker Creek
1st Ave N
1st Ave S
Pinellas Trail
Tropicana Field
Vertical Ventures
Jagged Peak
Chase Bank
The Burg Bar & Grill
The Cake Drip St. Pete
930 Central Flats
Hearing Office
U-Haul Moving & Storage at Tropicana...
SP+ Parking
UPC Insurance
St. Petersburg Police Department
Radius Church
Greenview Manor
Burlington Tower
Extra Space Storage
Vantage St. Pete
Green Bench Brewing Company
The Bends
Poppo's Taqueria
Engine No. 9
Brooklyn South
Ferg's Sports Bar & Grill
Lot 4
Lot 5
Lot 6
Lot 8
Lot 3

901-909 Central Avenue is located in St. Petersburg, Florida. 901-909 Central Avenue is situated on a 0.129-acre lot and was constructed in 1925. It consists of a one-story building with approximately 5,328 gross sq. ft and 5,287 net rentable sq. ft. 901-909 Central Avenue is a multi-tenant building and is fully occupied through 2025. We will assume the existing leases at close of acquisition which is expected in November 2021.

There are no planned changes or improvements to 901-909 Central Avenue. This is the first of several parcels we anticipate acquiring along busy Central Avenue in St. Petersburg, Florida.

Important Information and Disclaimers

Belpointe PREP, LLC ("Belpointe OZ") has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offer and sale of up to $750,000,000 of Class A units representing limited liability interests in Belpointe OZ. You should read Belpointe OZ's most recent prospectus and the other documents that it has filed with the SEC for more complete information about Belpointe OZ and the offering.

Investing in Belpointe OZ's Class A units involves a high degree of risk, including a complete loss of investment. Prior to making an investment decision, you should carefully consider Belpointe OZ's investment objectives and strategy, risk factors, fees and expenses and any tax consequences that may results from an investment in Belpointe OZ's Class A units. To view Belpointe OZ's most recent prospectus containing this and other important information visit ww.sec.gov or www.belpointeoz.com. Alternatively, you may request Belpointe OZ send you the prospectus by calling (203) 883-1944 or emailing claidlaw@belpointe.com. Read the prospectus in its entirety before making an investment decision.

This communication may not be distributed in any jurisdiction where it is unlawful to do so. Nothing in this communication is or should be construed as an offer to sell or solicitation of an offer to buy Belpointe OZ's Class A units in any jurisdiction where it is unlawful to do so.

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which reflect the current views of Belpointe PREP with respect to, among other things, our future results of operations and financial performance. Estimates, projections and other forward-looking statements can typically be identified by words and phrases such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statement expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement was made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond Belpointe OZ's control. Therefore, we caution you against relying on any forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including federal securities laws, Belpointe OZ does not intend to update any forward-looking statements to conform them to actual results or revised expectations.